EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Record Full-Year 2022 Results
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced fourth quarter and record full-year 2022 results.

SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

Westlake Corporation
Net sales	$3,299	$3,507	$15,794	$11,778
Income from operations	$327	$873	$3,050	$2,800
Net income attributable to Westlake Corporation	$232	$644	$2,247	$2,015
Diluted earnings per common share	$1.79	$4.98	$17.34	$15.58
EBITDA	$619	$1,131	$4,179	$3,693
EBITDA margin	19%	32%	26%	31%

Performance and Essential Materials ("PEM") Segment
Net sales	$2,361	$2,460	$11,008	$8,670
Income from operations	$219	$821	$2,416	$2,549
EBITDA	$443	$997	$3,237	$3,247
EBITDA margin	19%	41%	29%	37%

Housing and Infrastructure Products ("HIP") Segment
Net sales	$938	$1,047	$4,786	$3,108
Income from operations	$68	$86	$675	$356
EBITDA	$133	$162	$955	$534
EBITDA margin	14%	15%	20%	17%
BUSINESS HIGHLIGHTS
For the full year of 2022, Westlake reported record net sales of $15.8 billion, record net income of $2.2 billion and record EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $4.2 billion. These results were driven by a strong macroeconomic environment in the first half of 2022 before economic conditions deteriorated beginning mid-year leading to a reduction in demand from a downturn in global industrial and North American housing activity, which continued throughout the fourth quarter of 2022.

i

In the fourth quarter of 2022, Westlake achieved net sales of $3.3 billion, net income of $232 million and EBITDA of $619 million. Earnings per share were $1.79 compared to $4.98 in the prior-year period, and $3.10 in the prior quarter, reflecting generally lower sales prices, unfavorable sales mix changes, elevated energy costs, and lower volumes in certain product categories. While global feedstock and energy costs receded from their recent peaks, they remained elevated and continued to pressure margins. Meanwhile, on a positive note, global markets for caustic soda remained tight with higher sales prices supporting earnings in the United States and improving profitability in Europe.

Performance and Essential Materials average sales price decreased 9% from the third quarter of 2022 while Housing and Infrastructure Products average sales prices were flat quarter-over-quarter. Overall sales prices for the Company decreased 7% sequentially from the previous quarter.

Sales volumes for Performance and Essential Materials decreased 4% from the third quarter of 2022 while Housing and Infrastructure Products sales volumes decreased 24% quarter-over-quarter. Overall sales volumes for the Company decreased 10% sequentially from the previous quarter.
EXECUTIVE COMMENTARY
“2022 was a monumental year for Westlake as we posted record full-year sales and net income and added Westlake Epoxy to our Performance Materials portfolio while further integrating the businesses acquired in the second half of 2021 into our Housing and Infrastructure Products segment. Our full-year results reflect the strong start to the year, characterized by tight supply-demand conditions and improving profitability across our businesses, which gave way to softer market conditions in the second half of the year as higher global energy costs and increasing interest rates negatively impacted buyer sentiment and demand for our products,” said Albert Chao, President and Chief Executive Officer.

“The fourth quarter of 2022 was challenged by weaker demand in most geographies and product categories. Our Performance and Essential Materials segment was supported by continued supply-demand tightening for caustic soda, which led to higher global sales prices. Our low-cost position in North America allowed us to shift sales of polyethylene and PVC resin into the export markets; however, realized pricing and margins were lower in this channel. Meanwhile, in our Housing and Infrastructure Products segment, volume declines reflected seasonality inherent in this business along with customer destocking and the continuing impact on housing affordability from the recent run up of mortgage rates in the United States; however, product pricing and repair and remodel demand have remained relatively resilient,” continued Mr. Chao.

“Looking forward into 2023, global macroeconomic uncertainty remains high and while we are not immune to weaker global demand, we remain confident in the fundamentals of our business. We expect Performance and Essential Materials to run profitably at higher operating rates, supported by our North American footprint that benefits from a structural global cost advantage in feedstocks, fuel and power. Stabilizing power and fuel costs in Europe and the potential for improving economic growth in China may further benefit Performance and Essential Materials. In Housing and Infrastructure Products, the slowing of residential construction is expected to continue in response to historically low home affordability; however, we expect modest growth in repair and remodeling activity, consistent with JCHS’s Leading Indicator of Remodeling Activity (LIRA) forecast. While the challenging environment may continue in the near-term, we believe we are well-positioned across our product portfolio to benefit from structural trends in our markets and deliver greater value to our customers and investors as economic conditions improve,” concluded Mr. Chao.
RESULTS
Consolidated Results
For the three months ended December 31, 2022, the Company reported quarterly net income of $232 million, or $1.79 per share, on net sales of $3,299 million. The year-over-year decrease in net income of $412 million from the fourth quarter of 2021 was primarily due to lower sales prices and negative sales mix changes in Performance Materials; lower production and sales volumes, especially in Housing and Infrastructure Products; and higher manufacturing costs. These impacts were partially offset by higher sales prices for caustic soda and chlorine; lower restructuring, transaction and integration-related costs; and a lower effective tax rate.

Fourth quarter 2022 net income of $232 million decreased by $169 million sequentially as compared to the third quarter of 2022. The sequential decrease in net income compared to the prior quarter was primarily due to lower sales prices in Performance Materials, inclusive of negative mix shifts towards export markets; and lower Housing and Infrastructure Products volumes due to both seasonal trends and continued slowing demand. These impacts were partially offset by higher sales prices for caustic soda.

For the full year of 2022, net income of $2,247 million increased by $232 million from the full year of 2021 net income of $2,015 million. Income from operations of $3,050 million for the full year of 2022 increased by $250 million as compared to income from operations of $2,800 million for the full year of 2021. The increases in net income and income from operations were primarily due to higher sales prices for caustic soda, chlorine and many of our housing and infrastructure products; and earnings contributions from acquisitions completed in the second half of 2021 and first half of 2022.

EBITDA of $619 million for the fourth quarter of 2022 decreased by $512 million compared to fourth quarter 2021 EBITDA of $1.1 billion. Fourth quarter 2022 EBITDA decreased by $185 million compared to third quarter 2022 EBITDA of $804 million.
Cash and Debt
Net cash provided by operating activities was $835 million for the fourth quarter of 2022 and $3,395 million for the full year of 2022. Capital expenditures for the fourth quarter and full year of 2022 were $297 million and $1,108 million, respectively. For the fourth quarter of 2022, free cash flow (net cash provided by operating activities less capital expenditures) was $538 million, an increase of $25 million as compared to the fourth quarter of 2021 due to favorable working capital changes. For the full year of 2022, free cash flow was $2,287 million, an increase of $551 million as compared to the full year of 2021 due to the higher net income. As of December 31, 2022, cash and cash equivalents were $2,228 million and total debt was $4,879 million.

A reconciliation of EBITDA to net income, income from operations and net cash provided by operating activities as well as a reconciliation of free cash flow to net cash flow provided by operating activities can be found in the financial schedules at the end of this press release.
Performance and Essential Materials Segment
Performance and Essential Materials income from operations of $219 million for the fourth quarter of 2022 decreased by $602 million as compared to the fourth quarter of 2021. This year-over-year decrease was due to lower sales prices for most of our major products; lower sales volumes (excluding the recently acquired epoxy business); negative sales mix (with increased exports for polyethylene and PVC resin); and higher fuel, power and overall manufacturing costs. These negative impacts were partially offset by higher sales prices for caustic soda and chlorine.

Sequentially, Performance and Essential Materials income from operations decreased by $134 million as compared to the third quarter of 2022. This decrease in income from operations versus the prior quarter was primarily due to lower sales prices and negative sales mix (particularly for PVC resin); and lower operating rates and sales volume for Performance Materials. These negative factors were partially offset by higher sales prices for caustic soda and chlorine; and lower feedstock, fuel and power costs.

For the full year of 2022, Performance Materials net sales of $6,964 million increased by $967 million as compared to 2021 primarily due to the epoxy acquisition that we completed in early 2022. Essential Materials net sales of $4,044 million increased by $1,371 million from 2021 primarily due to significantly higher global prices for caustic soda. Performance and Essential Materials income from operations of $2,416 million decreased by $133 million as compared to income from operations of $2,549 million for the full year of 2021. This decrease in income from operations versus the prior-year was primarily due to lower sales prices and integrated margins for polyethylene; lower PVC resin sales volume; higher global fuel and power prices; and a $70 million pre-tax charge related to pending litigation recorded in the third quarter of 2022.
Housing and Infrastructure Products Segment
For the fourth quarter of 2022, Housing and Infrastructure Products income from operations of $68 million decreased by $18 million as compared to the fourth quarter of 2021. The year-over-year decrease was the result of lower operating rates and sales volumes, partially offset by higher sales prices across most product categories.

Sequentially, Housing and Infrastructure Products income from operations decreased by $118 million as compared to the third quarter of 2022. This decrease in income from operations versus the prior quarter was the result of lower operating rates and lower sales volumes across all product categories.

For the full year of 2022, Housing Products net sales of $3,864 million increased by $1,530 million as compared to 2021 primarily due to higher sales prices for all products as well as a full year of earnings contribution from the acquisitions completed in the second half of 2021. Infrastructure Products net sales of $922 million increased by $148 million as compared to 2021 primarily due to significantly higher sales prices. Housing and Infrastructure Products income from operations of $675 million increased by $319 million as compared to income from operations of $356 million for the full year of 2021. This increase in income from operations was primarily due to higher sales prices and sales volume for Housing Products; full-year earnings contributions from the acquisitions completed in the second half of 2021; and higher sales prices for Infrastructure Products.
Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for the performance of our business segments, our belief that our Performance and Essential Materials segment will run profitably at higher operating rates, our belief that we benefit from having high integration and a structural global cost advantage in feedstock, power and fuel, our expectations regarding economic growth in China, our expectations regarding repair and remodeling activity, new construction activity, destocking activity and infrastructure spending, our ability to weather economic volatility, higher energy prices, our market position, our ability to scale operations, the contribution of recent acquisitions and global demand for our products, and our ability to deliver greater value to customers and investors as general economic conditions improve are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the COVID-19 pandemic and the response thereto; general economic and business conditions; the cyclical nature of the industry; availability, cost and volatility of raw materials and utilities, including natural gas and natural gas liquids from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation and changes in trade policies; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; the ability to integrate recent acquisitions; the diversion of management time on transaction-related issues; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC in February 2022, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which was filed with the SEC in November 2022.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA and free cash flow, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA and free cash flow, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities and (ii) free cash flow to net cash provided by operating activities can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company's web site at www.westlake.com.
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's fourth quarter 2022 results will be held Tuesday, February 21, 2023 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register.vevent.com/register/BI653627905a3741a89e224aa220a66fbc. Once registered, you will receive a phone number and unique PIN number.
A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/r2a7ck67.
v

WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

	(In millions of dollars, except per share data and share amounts)
Net sales	$3,299	$3,507	$15,794	$11,778
Cost of sales	2,732	2,411	11,721	8,283
Gross profit	567	1,096	4,073	3,495
Selling, general and administrative expenses	200	168	835	551
Amortization of intangibles	31	40	155	123
Restructuring, transaction and integration-related costs	9	15	33	21
Income from operations	327	873	3,050	2,800
Interest expense	(43)	(46)	(177)	(176)
Other income, net	21	18	73	53
Income before income taxes	305	845	2,946	2,677
Provision for income taxes	57	184	649	607
Net income	248	661	2,297	2,070
Net income attributable to noncontrolling interests	16	17	50	55
Net income attributable to Westlake Corporation	$232	$644	$2,247	$2,015
Earnings per common share attributable to Westlake Corporation:
Basic	$1.80	$5.01	$17.46	$15.66
Diluted	$1.79	$4.98	$17.34	$15.58
Weighted average common shares outstanding:
Basic	127,532,119	127,853,277	127,970,445	128,002,911
Diluted	128,376,159	128,674,359	128,845,562	128,697,982

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2022	2021

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$2,228	$1,908
Accounts receivable, net	1,801	1,868
Inventories	1,866	1,407
Prepaid expenses and other current assets	78	80
Total current assets	5,973	5,263
Property, plant and equipment, net	8,525	7,606
Other assets, net	6,052	5,590
Total assets	$20,550	$18,459

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,298	$2,075
Current portion of long-term debt, net	—	269
Long-term debt, net	4,879	4,911
Other liabilities	2,908	2,676
Total liabilities	10,085	9,931
Total Westlake Corporation stockholders' equity	9,931	7,955
Noncontrolling interests	534	573
Total equity	10,465	8,528
Total liabilities and equity	$20,550	$18,459

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2022	2021

	(In millions of dollars)
Cash flows from operating activities
Net income	$2,297	$2,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,056	840
Deferred income taxes	(21)	23
Net loss on disposition and others	87	75
Other balance sheet changes	(24)	(614)
Net cash provided by operating activities	3,395	2,394
Cash flows from investing activities
Acquisition of business, net of cash acquired	(1,203)	(2,554)
Additions to investments in unconsolidated subsidiaries	(180)	(24)
Additions to property, plant and equipment	(1,108)	(658)
Other, net	12	23
Net cash used for investing activities	(2,479)	(3,213)
Cash flows from financing activities
Debt issuance costs	—	(18)
Distributions to noncontrolling interests	(60)	(48)
Dividends paid	(169)	(145)
Proceeds from debt issuance	—	1,671
Repayment of senior notes	(250)	—
Repurchase of common stock for treasury	(101)	(30)
Other, net	(7)	7
Net cash provided by (used for) financing activities	(587)	1,437
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(24)	(14)
Net increase in cash, cash equivalents and restricted cash	305	604
Cash, cash equivalents and restricted cash at beginning of period	1,941	1,337
Cash, cash equivalents and restricted cash at end of period	$2,246	$1,941

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

	(In millions of dollars)
Net external sales
Performance and Essential Materials
Performance Materials	$1,286	$1,664	$6,964	$5,997
Essential Materials	1,075	796	4,044	2,673
Total Performance and Essential Materials	2,361	2,460	11,008	8,670
Housing and Infrastructure Products
Housing Products	758	843	3,864	2,334
Infrastructure Products	180	204	922	774
Total Housing and Infrastructure Products	938	1,047	4,786	3,108
	$3,299	$3,507	$15,794	$11,778
Income (loss) from operations
Performance and Essential Materials	$219	$821	$2,416	$2,549
Housing and Infrastructure Products	68	86	675	356
Corporate and other	40	(34)	(41)	(105)
	$327	$873	$3,050	$2,800
Depreciation and amortization
Performance and Essential Materials	$212	$168	$784	$665
Housing and Infrastructure Products	57	70	263	168
Corporate and other	2	2	9	7
	$271	$240	$1,056	$840
Other income, net
Performance and Essential Materials	$12	$8	$37	$33
Housing and Infrastructure Products	8	6	17	10
Corporate and other	1	4	19	10
	$21	$18	$73	$53

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2022	2021	2022	2021

	(In millions of dollars, except percentages)
Net cash provided by operating activities	$947	$835	$757	$3,395	$2,394
Changes in operating assets and liabilities and other	(572)	(652)	(123)	(1,119)	(301)
Deferred income taxes	37	65	27	21	(23)
Net income	412	248	661	2,297	2,070
Less:
Other income, net	24	21	18	73	53
Interest expense	(44)	(43)	(46)	(177)	(176)
Provision for income taxes	(84)	(57)	(184)	(649)	(607)
Income from operations	516	327	873	3,050	2,800
Add:
Depreciation and amortization	264	271	240	1,056	840
Other income, net	24	21	18	73	53
EBITDA	$804	$619	$1,131	$4,179	$3,693
Net external sales	$3,956	$3,299	$3,507	$15,794	$11,778
EBITDA Margin	20%	19%	32%	26%	31%

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2022	2021	2022	2021

	(In millions of dollars)
Net cash provided by operating activities	$947	$835	$757	$3,395	$2,394
Less:
Additions to property, plant and equipment	(318)	(297)	$(244)	(1,108)	(658)
Free Cash Flow	$629	$538	$513	$2,287	$1,736
x

WESTLAKE CORPORATION
RECONCILIATION OF SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2022	2021	2022	2021

	(In millions of dollars, except percentages)
Performance and Essential Materials Segment
Income from operations	$353	$219	$821	$2,416	$2,549
Add:
Depreciation and amortization	196	212	168	784	665
Other income, net	12	12	8	37	33
EBITDA	$561	$443	$997	$3,237	$3,247
Net external sales	$2,711	$2,361	$2,460	$11,008	$8,670
EBITDA Margin	21%	19%	41%	29%	37%

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2022	2021	2022	2021

	(In millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$186	$68	$86	$675	$356
Add:
Depreciation and amortization	65	57	70	263	168
Other income, net	3	8	6	17	10
EBITDA	$254	$133	$162	$955	$534
Net external sales	$1,245	$938	$1,047	$4,786	$3,108
EBITDA Margin	20%	14%	15%	20%	17%

WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2022 vs. Fourth Quarter 2021		Fourth Quarter 2022 vs. Third Quarter 2022
	Average Sales Price	Volume	Average Sales Price	Volume
Performance and Essential Materials	-8.7%	+4.7%	-9.4%	-3.5%
Housing and Infrastructure Products	+11.6%	-21.9%	-0.3%	-24.3%
Company	-2.7%	-3.3%	-6.5%	-10.1%
We are no longer providing average quarterly industry prices and housing starts data.